Exhibit 99.1

2012-03

Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON FIRST QUARTER EARNINGS PER SHARE $0.54

•	Orders $2.6 billion, second highest quarter ever; $6.8 billion backlog a record level
•	Subsea orders $584 million, highest in three years; includes a thirty tree award from Petrobras for $340 million
•	Drilling orders include eight deepwater and eight jackup stacks
•	Agreement to purchase TTS Energy

HOUSTON (April 26, 2012) -- Cameron (NYSE: CAM) reported net income of $134.0 million, or $0.54 per diluted share, for the quarter ended March 31, 2012, compared with net income of $109.5 million, or $0.43 per diluted share, for the first quarter of 2011.    The first quarter 2011 results included after-tax charges of $7.0 million, or $0.03 per diluted share, primarily related to litigation costs associated with the Deepwater Horizon matter.
Year-over-year revenues increase
Revenues were $1.8 billion for the quarter, up 20 percent from $1.5 billion a year ago, and income before income taxes was $171.8 million up 23 percent from $139.9 million (including the $8.9 million pretax charge) a year ago.  Cameron Chairman, President and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in Drilling & Production Systems (DPS) and Valves & Measurement (V&M).
Orders increase by nearly 70 percent year-over-year, total $2.6 billion, include large Brazil tree order
Total orders were $2.6 billion, up from $1.5 billion in the first quarter of 2011 and $1.9 billion in the fourth quarter of 2011. This represented increases of nearly 70% and 35%, respectively. Moore noted that this was the second highest orders quarter in Cameron’s history and that all businesses reflected an increase from a year ago. A record was established for the surface systems business.

Orders for the quarter included a $340 million award from Petrobras for thirty pre-salt subsea trees with installation tools, spare parts and accessories to be manufactured outside Brazil.  Moore said, “We are pleased to assist Petrobras with these fast track trees and look forward to supporting future subsea awards in our expanded Brazilian facilities.” He also noted that in the drilling systems business, a total of eight deepwater stacks as well as eight jackup awards were received during the quarter.
Cameron’s backlog at the end of the first quarter was $6.8 billion, up from the December 31, 2011 level of $6.0 billion and up from $4.9 billion a year ago.  Moore noted that this is a record backlog level for the Company. “This represents sequential as well as year-over-year backlog increases for all of our major business segments”, he said. “It represents 38% growth from a year ago”.
Capital investment continues, acquisitions continue
Cameron’s operations utilized cash of $203.8 million during the first quarter of 2012 (which included $83 million of cash for the indemnity acquired from BP in the fourth quarter of 2011), compared with a cash use of $326.8 million a year ago.  Moore said that the Company’s cash uses typically exceed cash inflows during the first quarter of the year, and that he expects Cameron to generate meaningful cash flow from operations for the full year.  He also noted that capital spending is still expected to total approximately $500 million, up from $388 million in 2011, reflecting multiple opportunities for deployment of capital, including enhanced exposure to North American resource plays, expansion of Brazilian facilities and investment in drilling aftermarket support. The Company has also entered into a contract to acquire the drilling equipment business of TTS Group ASA for $270 million of cash, pending approval by the Norwegian Competition Authorities. Closing is expected in mid - 2012.
Full year earnings guidance maintained
Moore said that Cameron’s second quarter earnings are expected to be in the range of $0.70 to $0.75 per share, and that the Company anticipates that full-year 2012 earnings are expected to be in the range of $3.20 to $3.30 per share.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future orders, cash flow and earnings of the Company (including second quarter and full year 2012 earnings per share estimates), as well as expectations regarding capital needs and acquisitions, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Drilling & Production Systems	$1,042.1	$865.7
Valves & Measurement	491.2	339.9
Process & Compression Systems	271.0	295.7
Total revenues	1,804.3	1,501.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,280.4	1,057.9
Selling and administrative expenses	271.4	229.7
Depreciation and amortization	59.5	44.8
Interest, net	22.7	20.1
Other costs (credits)	(1.5)	8.9
Total costs and expenses	1,632.5	1,361.4

Income before income taxes	171.8	139.9
Income tax provision	(37.8)	(30.4)
Net income	$134.0	$109.5

Earnings per common share:
Basic	$0.54	$0.45
Diluted	$0.54	$0.43

Shares used in computing earnings per common share:
Basic	246.1	244.7
Diluted	247.9	252.1

EBITDA:
Drilling & Production Systems	$169.7	$140.6
Valves & Measurement	102.9	65.3
Process & Compression Systems	19.8	38.8
Corporate and other(1)	(39.9)	(31.0)
Total	$252.5	$213.7

1	Corporate EBITDA amounts exclude $(1.5) million and $8.9 million of other costs (credits) during the three months ended March 31, 2012 and 2011, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Cash and cash equivalents	$662.5	$898.9
Short-term investments	344.7	423.5
Receivables, net	1,700.0	1,757.3
Inventories, net	2,574.3	2,399.9
Other	341.7	349.0
Total current assets	5,623.2	5,828.6

Plant and equipment, net	1,565.6	1,500.1
Goodwill	1,741.7	1,615.3
Other assets	394.8	417.7
Total assets	$9,325.3	$9,361.7

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$33.1	$10.6
Accounts payable and accrued liabilities	2,427.3	2,669.7
Total current liabilities	2,460.4	2,680.3

Long-term debt	1,574.6	1,574.2
Deferred income taxes	171.7	184.5
Other long-term liabilities	216.9	215.3
Total liabilities	4,423.6	4,654.3

Commitments and contingencies	–	–

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2012 and December 31, 2011	2.6	2.6
Capital in excess of par value	2,065.5	2,072.4
Retained earnings	3,504.2	3,370.2
Accumulated other elements of comprehensive income (loss)	(43.9)	(90.8)
Less: Treasury stock, 16,826,348 shares at March 31, 2012 (17,579,397 shares at December 31, 2011)	(626.7)	(647.0)
Total stockholders’ equity	4,901.7	4,707.4

Total Liabilities and Stockholders’ Equity	$9,325.3	$9,361.7

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,

	2012	2011
Cash flows from operating activities:
Net income	$134.0	$109.5
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	47.7	34.6
Amortization	11.8	10.2
Non-cash stock compensation expense	10.9	8.1
Deferred income taxes and tax benefit of stock compensation plan transactions	19.5	18.7
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	97.4	(31.6)
Inventories	(202.5)	(173.4)
Accounts payable and accrued liabilities	(292.7)	(249.3)
Other assets and liabilities, net	(29.9)	(53.6)
Net cash used for operating activities	(203.8)	(326.8)

Cash flows from investing activities:
Decrease in short-term investments, net	78.8	–
Capital expenditures	(86.7)	(61.9)
Acquisitions, net of cash acquired	(61.5)	(27.6)
Proceeds from sale of plant and equipment	9.8	6.7
Net cash used for investing activities	(59.6)	(82.8)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	18.4	(2.0)
Purchase of treasury stock	(3.2)	–
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	2.5	15.8
Excess tax benefits from stock compensation plan transactions	4.8	4.7
Principal payments on capital leases	(2.5)	(1.8)
Net cash provided by financing activities	20.0	16.7

Effect of translation on cash	7.0	10.0

Decrease in cash and cash equivalents	(236.4)	(382.9)

Cash and cash equivalents, beginning of period	898.9	1,832.5

Cash and cash equivalents, end of period	$662.5	$1,449.6

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2012	2011

Drilling & Production Systems	$1,689.5	$818.3
Valves & Measurement	528.0	427.5
Process & Compression Systems	352.0	276.6
Total	$2,569.5	$1,522.4

Backlog

	March 31, 2012	December 31, 2011	March 31, 2011

Drilling & Production Systems	$4,477.3	$3,811.1	$3,183.0
Valves & Measurement	1,192.0	1,144.9	937.3
Process & Compression Systems	1,097.2	1,013.1	772.4
Total	$6,766.5	$5,969.1	$4,892.7

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$135.3	$92.6	$10.6	$(66.7)	$171.8
Depreciation & amortization	34.4	10.3	9.2	5.6	59.5
Interest, net	–	–	–	22.7	22.7
Other costs (credits)	–	–	–	(1.5)	(1.5)

EBITDA, excluding other costs (credits)	$169.7	$102.9	$19.8	$(39.9)	$252.5

	Three Months Ended March 31, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$116.3	$55.2	$30.6	$(62.2)	$139.9
Depreciation & amortization	24.3	10.1	8.2	2.2	44.8
Interest, net	–	–	–	20.1	20.1
Other costs (credits)	–	–	–	8.9	8.9

EBITDA, excluding other costs (credits)	$140.6	$65.3	$38.8	$(31.0)	$213.7

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended March 31, 2012
	After Tax(1)	Diluted EPS(2)

Net income, as reported	$134.0	$0.54
Adjustments:
LeTourneau acquisition integration costs	1.5	0.01
Mark-to-market impact on currency derivatives(3)	(3.3)	(0.01)
Severance, restructuring and other costs	0.7	–
Net income excluding charges	$132.9	$0.54

(1)      Individual adjustments assume a 22.0% effective tax rate
(2)      Based on 247.9 million diluted shares
(3)      These derivatives have not been designated as accounting hedges

	Three Months Ended March 31, 2011
	After Tax(1)	Diluted EPS(2)

Net income, as reported	$109.5	$0.43
Adjustments:
Costs associated with the Deepwater Horizon matter	6.5	0.03
Severance and other restructuring costs	0.5	–
Net income excluding charges	$116.5	$0.46

(1)      Individual adjustments assume a 21.7% effective tax rate
(2)      Based on 252.1 million diluted shares